Exhibit 8.2

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

August 7, 2014

Pangaea Logistics Solutions Ltd.

109 Long Wharf, 2nd Floor

Newport, RI 02840

Attention: Edward Coll

Re:	Registration Statement on Form S-4
Registration No. 333-195910

Ladies & Gentlemen:

We have acted as counsel for Pangaea Logistics Solutions Ltd. (the “Company”), a Bermuda company, in connection with its proposed merger into Quartet Merger Sub, Ltd., a Bermuda wholly-owned subsidiary of Quartet Holdco Ltd. (“Holdco”), a Bermuda exempted company, which is a wholly-owned subsidiary of Quartet Merger Corp., a publicly-traded Delaware corporation.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including Holdco’s Registration Statement on Form S-4 (File No. 333-195910) (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission (the “Commission”) on May 13, 2014, as thereafter amended or supplemented and the prospectus of Holdco (the “Prospectus”) included in the Registration Statement. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors”, “Tax Considerations” and “Business of Pangaea” therein, we hereby confirm that it is the opinion of Willkie Farr & Gallagher LLP that the information contained in the Registration Statement under the captions “Risk Factors – United States tax authorities could treat us as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to U.S. holders” and “Business of Pangaea – Tax Considerations — Passive Foreign Investment Company Status and Significant Tax Consequences”, insofar as such information describes the provisions of the federal tax laws of the United States, constitutes a fair summary of such laws.

New York Washington, DC Paris London Milan Rome Frankfurt Brussels

Pangaea Logistics Solutions Ltd.

August 7, 2014

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP

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